Exhibit 99.1

December 6, 2017

Numerex Corp. Announces Shareholder Approval of Merger Agreement

ATLANTA, Dec. 06, 2017 (GLOBE NEWSWIRE) -- Numerex Corp. (“Numerex” or the “Company”) (NASDAQ:NMRX) announced today that, at its special meeting of shareholders (the “Special Meeting”) held today, a majority of the votes cast, which also represented a majority of the outstanding shares of the Company’s common stock, voted to approve the adoption of the previously announced Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of August 2, 2017, by and among the Company, Sierra Wireless, Inc. (“Sierra Wireless”) and Wireless Acquisition Sub, Inc. (the “Merger Sub”).

Upon completion of the merger, Numerex shareholders will receive a fixed exchange ratio of 0.1800 common shares of Sierra Wireless for each share of Numerex common stock. Subject to the satisfaction of the remaining closing conditions, the Company, Sierra Wireless and Merger Sub currently anticipate to close the merger on December 7, 2017.

About Numerex Corp.

Numerex Corp. is a leading provider of enterprise solutions enabling the Internet of Things (“IoT”). Numerex’s solutions produce new revenue streams or create operating efficiencies for its customers. Numerex provides its technology and services through its integrated platforms, which are generally sold on a subscription basis. Numerex offers a portfolio of managed end-to-end IoT solutions including smart devices, network connectivity and service applications capable of addressing the needs of a wide spectrum of vertical markets and industrial customers. Numerex’s mission is to empower enterprise operations with world-class, managed IoT solutions that are simple, innovative, scalable, and secure. For additional information, please visit www.numerex.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains, and other statements may contain, forward-looking statements with respect to the proposed transaction. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “strategy,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “trend” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance, depending on the outcome of certain factors, including (1) the failure to satisfy the conditions to the completion of the proposed transaction; (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (3) there may be a material adverse change regarding Numerex; (4) the failure to complete or receive the anticipated benefits from the proposed transaction; and (5) the other factors relating to Numerex discussed in Numerex’s definitive proxy statement/prospectus, dated October 30, 2017, and Numerex’s Annual Report on Form 10-K for the year ended December 31, 2016, which may be found on EDGAR at www.sec.gov, and in the Company’s other regulatory filings with the Securities and Exchange Commission.

Numerex Investor Relations Contact:

Kenneth Gayron

Interim CEO and CFO

kgayron@numerex.com

(770) 615-1410